Filed Pursuant to Rule 424(b)(3)
Registration Statement No. 333-214355

Prospectus Supplement No. 7
to Prospectus dated November 21, 2016

CENTENNIAL RESOURCE DEVELOPMENT, INC.

16,666,643 Shares of Class A Common Stock Issuable upon Exercise of Outstanding Public Warrants 121,005,000 Shares of Class A Common Stock

This prospectus supplement updates, amends and supplements the prospectus dated November 21, 2016, as supplemented by Prospectus Supplement No. 1 dated November 25, 2016, Prospectus Supplement No. 2 dated November 28, 2016, Prospectus Supplement No. 3 dated December 1, 2016, Prospectus Supplement No. 4 dated December 5, 2016, Prospectus Supplement No. 5 dated December 29, 2016 and Prospectus Supplement No. 6 dated January 4, 2017 (the “Prospectus”), which forms a part of our Registration Statement on Form S-1 (Registration No. 333-214355). Capitalized terms used in this prospectus supplement and not otherwise defined herein have the meanings specified in the Prospectus.

This prospectus supplement is being filed to update, amend and supplement the information included in the Prospectus with the information contained in our Current Report on Form 8-K filed with the SEC on January 31, 2017, which is set forth below.

This prospectus supplement is not complete without the Prospectus. This prospectus supplement should be read in conjunction with the Prospectus, which is to be delivered with this prospectus supplement, and is qualified by reference thereto, except to the extent that the information in this prospectus supplement updates or supersedes the information contained in the Prospectus. Please keep this prospectus supplement with your Prospectus for future reference.

The Class A Common Stock and Public Warrants are quoted on The NASDAQ Capital Market under the symbols “CDEV” and “CDEVW,” respectively. On January 30, 2017, the closing prices of our Class A Common Stock and Public Warrants were $18.33 and $6.94, respectively.

INVESTING IN OUR SECURITIES INVOLVES CERTAIN RISKS. SEE “RISK FACTORS” ON PAGE 8 OF THE PROSPECTUS.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is January 31, 2017

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  January 31, 2017

Centennial Resource Development, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-37697	47- 5381253
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS. Employer Identification No.)

1401 Seventeenth Street, Suite 1000
Denver, Colorado 80202
(Address of principal executive offices, including zip code)

(720) 441-5515
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                                    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                                   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                                   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                                   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.                                        Other Events.

As previously announced, on December 28, 2016, Centennial Resource Development, Inc. together with its affiliates, including Centennial Resource Production, LLC (the “Company”) completed the acquisition of leasehold interests and related upstream assets in Reeves County, Texas from Silverback Exploration, LLC and Silverback Operating, LLC (collectively, “Silverback”).  The acquired acreage included 11,694 net acres subject to an area of mutual interest (the “AMI”) among certain third parties (the “AMI Counterparties”) and the Company, pursuant to which the AMI Counterparties collectively had the right to acquire an aggregate of 80.75% of the interests that the Company acquired from Silverback in the acreage subject to the AMI.

On January 31, 2017, the Company issued a press release announcing that the AMI Counterparties did not exercise their purchase rights as to the 11,694 net acres within the AMI prior to the expiration of those rights on January 30, 2017, and the AMI Counterparties have no further right to participate in the acquisition of the interests acquired from Silverback.  A copy of the press release is attached as Exhibit 99.1 hereto.

Item 9.01                                           Financial Statements and Exhibits

(d) Exhibits

The exhibits to this Current Report on Form 8-K are listed in the Exhibit Index, which appears at the end of this report and is incorporated by reference herein.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CENTENNIAL RESOURCE DEVELOPMENT, INC.

Date: January 31, 2017

	By:	/s/ George S. Glyphis
	Name:	George S. Glyphis
	Title:	Chief Financial Officer, Treasurer and Assistant Secretary

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Exhibit Index

Exhibit No.	Description
99.1	Press release dated January 31, 2017.

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Exhibit 99.1

FOR IMMEDIATE RELEASE

Centennial Resource Development Provides Update Regarding
Its Acquisition of the Upstream Assets of Silverback Exploration

DENVER, CO, January 31, 2017 (GLOBE NEWSWIRE) — As previously announced, on December 28, 2016, Centennial Resource Development, Inc. together with its affiliates, including Centennial Resource Production, LLC (“Centennial” or the “Company”) (NASDAQ: CDEV, CDEVW), completed the acquisition of leasehold interests and related upstream assets in Reeves County, Texas from Silverback Exploration, LLC and Silverback Operating, LLC (collectively, “Silverback”).  The acquired acreage included 11,694 net acres subject to an area of mutual interest (the “AMI”) among certain third parties (the “AMI Counterparties”) and Centennial, pursuant to which the AMI Counterparties collectively had the right to acquire an aggregate of 80.75% of the interests that Centennial acquired from Silverback in the acreage subject to the AMI.  Centennial has announced today that the AMI Counterparties did not exercise their purchase rights as to the 11,694 net acres within the AMI prior to the expiration of those rights on January 30, 2017, and the AMI Counterparties have no further right to participate in the acquisition of the interests acquired from Silverback.  Centennial currently owns over 77,000 contiguous net acres located primarily in Reeves County within the Delaware Basin.

About Centennial Resource Development, Inc.

Centennial Resource Development, Inc. is an independent oil and natural gas company focused on the development and acquisition of unconventional oil and associated liquids-rich natural gas reserves in the Permian Basin. The Company’s assets and operations, which are held and conducted through Centennial Resource Production, LLC, are concentrated in the Delaware Basin, a sub-basin of the Permian Basin. For additional information about the Company, please visit www.cdevinc.com.

Contact:

Hays Mabry

Director, Investor Relations

(713) 357-1393

ir@cdevinc.com

SOURCE Centennial Resource Development, Inc.